Exhibit 10.21

Elanco Animal Health Incorporated

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award has been granted on INSERT DATE (“Grant Date”) by Elanco Animal Health Incorporated, an Indiana corporation, (“Elanco” or the “Company”), to the Eligible Individual who has received this Restricted Stock Unit Award Agreement (the “Grantee”).

Number of Shares:	Log into UBS account at
http://myequity.elanco.com

Grantee:	INSERT GRANTEE NAME

Vesting Date(s):	l00% on 3rd anniversary of Grant Date

(except as otherwise provided in this Restricted Stock Unit Award Agreement)

Elanco Restricted Stock Unit Award Agreement

Section 1.        Grant of Restricted Stock Units

Elanco, an Indiana corporation (“Elanco” or the “Company”), has granted to the Eligible Individual who has received this Restricted Stock Unit Award Agreement (the “Grantee”) an award of stock restricted stock units (the “Restricted Stock Units” or the “Award”) with respect to the number of shares of Elanco Common Stock (the “Shares”) set forth on page 1 of this document, pursuant to and subject to the terms and conditions set forth in the 2018 Elanco Stock Plan (the “Plan”) and to the terms and conditions set forth in this Restricted Stock Unit Award Agreement, including all appendices, exhibits and addenda hereto (the “Award Agreement”). In the event of any conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern.

Any capitalized terms used but not defined in this Award Agreement shall have the meanings set forth in the Plan.

Section 2.        Vesting

a.              The Award shall vest at the close of business in Greenfield, Indiana, U.S.A. on the earliest of the following dates (each, a “Vesting Date”):

(i)                  the 3rd anniversary of the Grant Date, with respect to 100% of the Award, subject to any alternative date(s) set forth in the Appendix, or

(ii)               the date the Grantee is subject to a Qualifying Termination, which means any one of the following:

A.            the date the Grantee’s Service is terminated due to the Grantee’s death;

B.            the date the Grantee’s Service is terminated by reason of Disability;

C.            the date the Grantee’s Service is terminated due to a plant closing or reduction in workforce (as defined below);

D.            the date the Grantee’s Service is terminated as a result of the Grantee’s failure to locate a position within the Company or an Affiliate following the placement of the Grantee on reallocation or medical reassignment in the United States.

“Plant closing” means the closing of a plant site or other corporate location that directly results in termination of the Grantee’s Service.

“Reduction in workforce” means the elimination of a work group, functional or business unit or other broadly applicable reduction in job positions that directly results in termination of the Grantee’s Service.

The Committee’s determination as to whether (1) the Grantee’s Service has been terminated by reason of Disability, (2) the Grantee’s Service has been terminated as a direct result of either a plant closing or a reduction in workforce, (3) the Grantee’s Service has been terminated as a result of the failure to locate a position within the Company or an Affiliate following reallocation or medical reassignment, and (4) a leave of absence or a transfer of employment between the Company and an Affiliate or between Affiliates constitutes a termination of Service shall be final and binding on the Grantee.

b.              In the event the Grantee’s Service with the Company or an Affiliate is terminated prior to a Vesting Date for any reason or in any circumstance other than those specified in Section 2(a)(ii), any unvested portion of the Award shall be forfeited.

Section 3.        Change in Control

The provisions of Section 13.2 of the Plan apply to this Award with the following modifications:

a.              The only Change in Control event that shall result in a benefit under this Section 3 shall be the consummation of a merger, share exchange, or consolidation of the Company, as defined in Section 2.6(c) of the Plan (a “Transaction”).

b.              In the event that the Award is not converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction, then immediately prior to the Transaction, the Award shall vest automatically in full.

c.               In the event that the Award is converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction and the Grantee is subject to a Covered Termination (as defined below) prior to any applicable Vesting Date, the Award shall vest automatically in full.

For purposes of this provision, “Covered Termination” shall mean a Qualifying Termination, Grantee’s termination without Cause or the Grantee’s resignation for Good Reason. “Cause” and “Good Reason” shall have the meanings ascribed to them in the Elanco Animal Health Incorporated 2018 Change in Control Severance Pay Plan for Employees or the Elanco Animal Health Incorporated 2018 Change in Control Severance Pay Plan for Select Employees (both as amended from time to time) or any successor plan or arrangement thereto, as applicable.

d.              If the Grantee is entitled to receive stock of the acquiring entity or successor to the Company as a result of the application of this Section 3, then references to Shares in this Award Agreement shall be read to mean stock of the successor or surviving corporation, or a parent or subsidiary thereof, as and when applicable.

Section 4.        Settlement

a.              Except as provided below, the Award shall be paid to the Grantee as soon as practicable and generally within sixty days following the applicable Vesting Date, or, if earlier, a vesting event contemplated under the Section 3 above, but in no event shall the Award be paid later than December 31 of the year in which the Vesting Date or vesting event occurs.

b.              If the Award is considered an item of non-qualified deferred compensation subject to Section 409A of the Code (“NQ Deferred Compensation”) and the Vesting Date is a termination of the Grantee’s Service, (i) the Award shall not be paid unless and until the Grantee experiences a “separation from service” within the meaning of Section 409A of the Code (a “Section 409A Separation”) and (ii) if the Grantee is a “specified employee” within the meaning of Section 409A of the Code as of the Vesting Date, the vested portion of the Award shall instead be paid on the earliest of (1) the Vesting Dates set forth in Section 2(a)(i), (2) the first day following the six (6) month anniversary of the Grantee’s Section 409A Separation, (3) the date of a Section 409A CIC, and (4) the date of the Grantee’s death. If the Award is considered NQ Deferred Compensation and the Vesting Date is a Transaction that does not constitute a “change in control event” within the meaning of Section 409A of the Code (a “Section 409A CIC”), the Award shall instead be settled on the earliest of (A) the Vesting Dates set forth in Section 2(a)(i) with respect to the portion of the Award that was scheduled to vest on such Vesting Dates, (B) the date of a Section 409A CIC, and (C) the date of the Grantee’s death.

c.               At such time, the Company shall issue or transfer Shares or the cash equivalent, as contemplated under Section 4(d) below, to the Grantee. In the event the Grantee is entitled to a fractional Share, the fraction may be paid in cash or rounded, in the Committee’s discretion.

d.              At any time prior to the applicable Vesting Date or until the Award is paid in accordance with this Section 4, the Committee may, if it so elects, determine to pay part or all of the Award in cash in lieu of issuing or transferring Shares. The amount of cash shall be based on the Fair Market Value of the Shares on the applicable Vesting Date.

e.               In the event of the death of the Grantee, the payments described above shall be made to the successor of the Grantee.

Section 5.        Rights of the Grantee

a.              No Shareholder Rights. The Restricted Stock Units do not entitle the Grantee to any rights of a shareholder of the Company until such time as the Restricted Stock Units vest and Shares are issued or transferred to the Grantee.

b.              No Trust; Grantee’s Rights Unsecured. Neither this Award Agreement nor any action in accordance with this Award Agreement shall be construed to create a trust of any kind. The right of the Grantee to receive payments of cash or Shares pursuant to this Award Agreement shall be an unsecured claim against the general assets of the Company.

Section 6.        Prohibition Against Transfer

The right of a Grantee to receive payments of Shares and/or cash under this Award may not be transferred except to a duly appointed guardian of the estate of the Grantee or to a successor of the Grantee by will or the applicable laws of descent and distribution and then only subject to the provisions of this Award Agreement. A Grantee may not assign, sell, pledge, or otherwise transfer Shares or cash to which he or she may be entitled hereunder prior to transfer or payment thereof to the Grantee, and any such attempted assignment, sale, pledge or transfer shall be void.

Section 7.        Responsibility for Taxes

a.              Regardless of any action the Company and/or the Grantee’s employer (the “Employer”) takes with respect to any or all income tax (including federal, state, local and non-U.S. tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax Related Items”), the Grantee acknowledges that the ultimate liability for all Tax Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Award, including the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units and the lapse of restrictions, the transfer and issuance of any Shares, the receipt of any cash payment pursuant to the Award, the receipt of any dividends and the sale of any Shares acquired pursuant to this Award; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax Related Items or achieve any particular tax result. Furthermore, if the Grantee becomes subject to Tax Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Related Items in more than one jurisdiction.

b.              Prior to the applicable taxable or tax withholding event, as applicable, the Grantee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax Related Items.

c.               If the Restricted Stock Units are paid to the Grantee in cash in lieu of Shares, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligation for Tax Related Items by withholding from the cash amount paid to the Grantee pursuant to the Award or from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer.

d.              If the Restricted Stock Units are paid to the Grantee in Shares and the Grantee is not subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to (i) withhold from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer, (ii) arrange for the sale of Shares to be issued upon settlement of the Award (on the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization or such other authorization as the Grantee may be required to provide to the Company or its designated broker in order for such sale to be effectuated) and withhold from the proceeds of such sale, and/or (iii) withhold in Shares otherwise issuable to the Grantee pursuant to this Award.

e.               If the Restricted Stock Units are paid to the Grantee in Shares and the Grantee is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Company will withhold in Shares otherwise issuable to the Grantee pursuant to this Award, unless the use of such withholding method is prevented by applicable law or has materially adverse accounting or tax consequences, in which case the withholding obligation for Tax Related Items may be satisfied by one or a combination of the methods set forth in Section 7(d)(i) and (ii) above.

f.                Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee may receive a refund of any over-withheld amount in cash as soon as practicable and without interest and will not be entitled to the equivalent amount in Shares. If the obligation for Tax Related Items is satisfied by withholding Shares, for tax purposes, the Grantee will be deemed to have been issued the full number of Shares to which he or she is entitled pursuant to this Award, notwithstanding that a number of Shares are withheld to satisfy the obligation for Tax Related Items.

g.               The Company may require the Grantee to pay the Company and/or the Employer any amount of Tax Related Items that the Company and/or the Employer may be required to withhold or account for as a result of any aspect of this Award that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares or any cash payment to the Grantee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax Related Items as described in this Section 7.

Section 8. Section 409A Compliance

To the extent applicable, it is intended that this Award comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the Treasury Regulations and other guidance issued thereunder (“Section 409A”) and this Award shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A.

Section 9.        Nature of Grant

In accepting the grant, Grantee acknowledges, understands and agrees that:

a.              the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

b.              the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu thereof, even if Restricted Stock Units have been granted in the past;

c.               all decisions with respect to future awards of Restricted Stock Units or other awards, if any, will be at the sole discretion of the Committee;

d.              the Grantee’s participation in the Plan is voluntary;

e.               the Award and any Shares subject to the Award are not intended to replace any pension rights or compensation;

f.                the Award and any Shares subject to the Award, and the income and value of same, are not part of normal or expected compensation for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, leave pay, pension or welfare or retirement benefits or similar mandatory payments;

g.               unless otherwise agreed with the Company, the Award and any Shares subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of an Affiliate;

h.              neither the Award nor any provision of this Award Agreement, the Plan or the policies adopted pursuant to the Plan, confer upon the Grantee any right with respect to employment or continuation of current employment, and in the event that the Grantee is not an employee of the Company or any subsidiary of the Company, the Award shall not be interpreted to form an employment contract or relationship with the Company or any Affiliate;

i.                  the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

j.                 no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the Grantee ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of local labor laws in the jurisdiction where the Grantee is employed or the terms of Grantee’s employment agreement, if any);

k.              for purposes of the Award, the Grantee’s employment will be considered terminated as of the date he or she is no longer actively providing services to the Company or an Affiliate and the Grantee’s right, if any, to earn and be paid any portion of the Award after such termination of employment or services (regardless of the reason for such termination and whether or not such termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any) will be measured by the date the Grantee ceases to actively provide services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Award (including whether the Grantee may still be considered to be actively providing services while on a leave of absence);

i.                  unless otherwise provided in the Plan or by the Committee in its discretion, the Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

m.          neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Award or any amounts due to the Grantee pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement..

Section 10.     Data Privacy

a.              Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about the Grantee, and persons closely associated with the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”, for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Grantee’s consent. Where required under Applicable Law, Data may also be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made and the legal basis, where required, for such disclosure are the Applicable Laws.

b.              Stock Plan Administration Service Providers. The Company transfers Data to UBS Financial Services Inc. and/or its affiliated companies (“UBS”), an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Grantee may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

c.               International Data Transfers. The Company and its service providers are based in the United States. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program, which is open to companies subject to Federal Trade Commission jurisdiction and in which the Company participates with respect to employee data. The Company’s legal basis, where required, for the transfer of Data is Grantee’s consent

d.              Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

e.               Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke the Grantee’s consent, the Grantee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant this Award or other awards to the Grantee or administer or maintain such awards.

f.                 Declaration of Consent. By accepting the Award and indicating consent via the Company’s online acceptance procedure, the Grantee is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.

The Grantee understands that the Company may rely on a different legal basis for the processing or transfer of Data in the future and/or request that the Grantee provide another data privacy consent form. If applicable and upon request of the Company, the Grantee agrees to provide an executed acknowledgement or data privacy consent form to the Employer or the Company (or any other acknowledgements, agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Grantee’s country, either now or in the future. The Grantee understands that he or she will not be able to participate in the Plan if he or she fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.

Section 11.     Additional Terms and Conditions

a.              Country-Specific Conditions. The Award shall be subject to any special terms and conditions set forth in any Appendix to this Award Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.

b.              Insider Trading / Market Abuse Laws. The Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States and the Grantee’s country of residence, which may affect the Grantee’s ability to directly or indirectly, for the Grantee or for a third party, acquire or sell, or attempt to sell, or otherwise dispose of Shares or rights to acquire Shares (e.g., Restricted Stock Units) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as determined under the laws or regulations in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Grantee should consult with his or her personal legal advisor on this matter.

c.               Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to execute any additional agreements or undertakings that may be necessary to accomplish the foregoing. Without limitation to the foregoing, the Grantee agrees that the Restricted Stock Unit Award and any benefits or proceeds the Grantee may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required to comply with any requirements imposed under Applicable Laws or any compensation recovery policy of the Company that reflects the provisions of Applicable Laws.

Section 12.     Governing Law and Choice of Venue

The validity and construction of this Award Agreement shall be governed by the laws of the State of Indiana, U.S.A. without regard to laws that might cause other law to govern under applicable principles of conflict of laws. For purposes of litigating any dispute that arises under this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Indiana, and agree that such litigation shall be conducted in the courts of Marion County, Indiana, or the federal courts for the United States for the Southern District of Indiana, and no other courts, where this Award is granted and/or to be performed.

Section 13.     Miscellaneous Provisions

a.              Notices (and Payments) and Electronic Delivery and Participation. Any notice to be given by the Grantee or successor Grantee shall be in writing, and any notice shall be deemed to have been given or made only upon receipt thereof by the Corporate Secretary of the Company at the Elanco Animal Health Global Headquarters, Greenfield, Indiana 46140, U.S.A. Any notice or communication by the Company in writing shall be deemed to have been given in the case of the Grantee if mailed or delivered to the Grantee at any address specified in writing to the Company by the Grantee and, in the case of any successor Grantee, at the address specified in writing to the Company by the successor Grantee. In addition, the Company may, in its sole discretion, decide to deliver any documents related to the Award and participation in the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. By accepting this Award, the Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

b.              Language. If the Grantee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

c.               Waiver. The waiver by the Company of any provision of this Award Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of this Award Agreement at any subsequent time or for any other purpose.

d.              Severability and Section Headings. If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

The section headings in this Award Agreement are for convenience of reference only and shall not be deemed a part of, or germane to, the interpretation or construction of this instrument.

e.               No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the underlying Shares. The Grantee should consult with his or her own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

Section 14.     Award Subject to Acknowledgement of Acceptance

Notwithstanding any provisions of this Award Agreement, the Award is subject to acknowledgement of acceptance by the Grantee prior to 4:00 PM (EDT) INSERT DATE, through the website of UBS, the Company’s stock plan administrator. If the Grantee does not acknowledge acceptance of the Option prior to 4:00 PM (EDT) INSERT DATE, the Award will be cancelled, subject to the Committee’s discretion for unforeseen circumstances.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in Indianapolis, Indiana, by its proper officer.

ELANCO ANIMAL HEALTH INCORPORATED

By:
Jeffrey N. Simmons
President, Chief Executive Officer and Director

Appendix

Elanco Animal Health Incorporated
2018 Elanco Stock Plan
Restricted Stock Unit

This Appendix includes special terms and conditions applicable to the Grantee’s country. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Award Agreement to which it is attached. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working and/or residing (or is considered as such for local law purposes), or if the Grantee transfers employment or residency to a different country after the Award is granted, Elanco will, in its discretion, determine the extent to which the terms and conditions herein will apply. This Appendix also includes other information relevant to the Award.

Unless otherwise defined herein, the terms defined in the Plan or the Award Agreement, as applicable, shall have the same meanings in this Appendix.

The Grantee should also be aware that he or she may be required to take certain steps to comply with Applicable Laws in the Grantee’s country in connection with the Award. For example, exchange control, foreign asset and/or account and/or other tax reporting obligations may apply to the Grantee upon receipt of the Award or the Shares subject to the Award or upon the sale of Shares. For more information regarding such obligations, the Grantee should refer to the Employee Information Supplement for the Grantee’s country, if any. The Grantee should also consult with his or her own personal tax and legal advisors to determine what, if any, obligations exist with respect to the Award and/or the acquisition or sale of Shares. Neither the Company nor the Employer is responsible for any failure on the part of the Grantee to be aware of or comply with Applicable Laws.

Appendix for Switzerland

Elanco Animal Health Incorporated
2018 Elanco Stock Plan
Restricted Stock Unit

Securities Law Information.

The grant of the Restricted Stock Units and the issuance of Shares is not intended to be publicly offered in or from Switzerland. Because this is a private offering in Switzerland, the Restricted Stock Units are not subject to registration in Switzerland. Neither this Award Agreement nor any other materials relating to the Award (i) constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (ii) may be publicly distributed nor otherwise made publicly available in Switzerland, or (iii) have been or will be filed with, approved or supervised by any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).